PARTICIPANTS

Corporate Participants

Philip K. Yachmetz - Senior Vice President and General Counsel

Louis Ferrari - President and Chief Executive Officer

David G. Gionco - Group Vice President of Finance

Kenneth M. Bahrt - Senior Vice President, Chief Medical Officer

Richard Crowley - Executive VP-Biopharmaceutical Operations

Other Participants

Eric Schmidt - Analyst, Cowen and Co. LLC

David Krempa - Analyst, Morningstar Research

Tazeen Ahmad - Analyst, Bank of America Merrill Lynch

Rahul Jasuja - Analyst, Noble Financial Capital Markets

Carol Werther - Analyst, Summer Street Research Partners

Heather Behanna - Analyst, JMP Securities LLC

Daniel Chung - Equity Research Associate, Jefferies & Company

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Savient Pharmaceuticals Second Quarter 2012 Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. As a reminder, this conference will be recorded.

I would now like to introduce your host for today, Mr. Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Sir, please begin.

Philip K. Yachmetz, Senior Vice President and General Counsel

Thank you and good morning. Welcome to the Savient Pharmaceuticals' second quarter 2012 financial results conference call. This morning, we issued a press release providing financial results and highlights for the second quarter of 2012. The press release is available on our website at www.savient.com.

Before today's call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular, we need to stress that when we discuss information regarding the status of our KRYSTEXXA marketing efforts and additional plans related thereto; market demand and reimbursement for KRYSTEXXA; our view of the refractory chronic gout or RCG market size; our beliefs with respect to the ability to gain and maintain the market acceptance of KRYSTEXXA by physicians, patients, healthcare payers and others in the medical community; our marketing authorization application or MAA, pending before the European Medicines Agency; and our intended pursuit of expanded clinical utility for KRYSTEXXA, no inference of overall success of these matters can be implied, as they are subject to a number of risks and uncertainties. We encourage you to review our press release dated August 8, 2012, and our Company's filings with the Securities and Exchange Commission, including without limitation our Form 10-Q, which will be filed on or before August 9, 2012. Each of these contain important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time sensitive information and is accurate only as of the date of this live broadcast, August 8, 2012. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date and time of this call.

Joining the call this morning with prepared remarks are Lou Ferrari, our President and Chief Executive Officer; Ken Bahrt, our Senior Vice President and Chief Medical Officer and David Gionco, Group Vice President, Chief Accounting Officer.

At this time I would like to turn the call over to Lou Ferrari.

Louis Ferrari, President and Chief Executive Officer

Thank you, Philip and thank you for joining us this morning. On today's call, we will discuss our second quarter 2012 financial results, and share some important steps we have taken this quarter to ensure the future success of KRYSTEXXA, both in the U.S. and globally.

As many of you know, I've been working with the Board and our Management Team on executing our plans to position the company for future growth. I am pleased with our recent progress. For the sixth consecutive quarter, we achieved sequential sales growth for KRYSTEXXA. I believe the results achieved this quarter, which include a 30% increase in KRYSTEXXA sales from the previous quarter, illustrate that our strategy is taking hold.

We have built a solid foundation for KRYSTEXXA and we can - and we are continuing to execute on our main objectives to drive sustainable results and build long-term shareholder value through our targeted approach for growing new accounts, and building upon existing accounts.

The success of our KPIP program; our continued focus on communicating the benefits of KRYSTEXXA as a one-of-a-kind treatment for the RCG population, and our successful execution of our clinical development plan to highlight significant clinical data and pursue publication opportunities.

We are similarly focused in Europe where we continue to work with the European regulatory bodies to achieve approval in the EU and engage in an active process with potential partners to market KRYSTEXXA in the EU and rest of the world. And now, I would like to go through the specifics of the results of the quarter.

In the second quarter, we continue to make steady progress in the commercialization of KRYSTEXXA and built on the momentum we established at the end of the first quarter. During the second quarter, we achieved $4 million in net trade sales of KRYSTEXXA, which represented a 30% growth compared to last quarter.

We also added 143 new accounts in the quarter, bringing the total number of accounts that have ordered KRYSTEXXA to 677. Shortly after the quarter ended, we announced a company-wide reorganization plan that will reduce our workforce by approximately 35% effective in early September of this year.

We have taken steps to right size our field sales organization to a team of 38 key account managers and three region business directors, all of whom are highly experienced with KRYSTEXXA and are now able to handle managed care and reimbursement inquiries.

Given what we know about the market, and based on 17 months of experience, we believe that this is an appropriately sized structure for our field organization. With the majority of our patients being treated by rheumatologists and nephrologists, our revised structure allows us to continue to maintain our presence in a more efficient manner in these critical markets without sacrificing frequency, and service to our key customers. We have placed a strong emphasis this year on educating physicians about KRYSTEXXA. Our speaker programs now total more than 350 programs. 104 of which were conducted during the second quarter reaching approximately 3,300 healthcare professionals to-date.

These speaker programs continue to address our most important priorities, which are, educating physicians about RCG and KRYSTEXXA. Continuing to raise awareness about the condition, helping physicians identify where to incorporate KRYSTEXXA into the treatment paradigm. Based on these efforts, our market research shows that our educational programs are paying off, and awareness has grown. In fact, our research indicates awareness of KRYSTEXXA among rheumatologists has nearly doubled from levels we saw one year ago.

The KRYSTEXXA Patient Initiation Program, or KPIP, continues to be an important tool in helping drive the patient and physician experience. This important program offers first time patients the first two doses for free. Through this program, we have seen at least 50% of these patients convert to commercial product by the third dose.

Given its strong acceptance rate and success, we are continuing the KPIP program as part of an ongoing commercial strategy. We also remain committed to our check out your gout campaign, which continues to raise awareness of RCG and drive patient flow.

During the second quarter, the total number of institutions where KRYSTEXXA is either on formulary or stocked, including the VA grew to 97, representing 14% growth in the number of institutions from the first quarter. KRYSTEXXA is also pending review at five additional institutions. And we will continue to remain focused on this important market segment.

In keeping with our strategy to increase the breadth and depth of our presence at institutions, and accounts where KRYSTEXXA is already available, we are increasing our activities which are focused on patient education and driving patients into the rheumatologist's office.

Given our experience in the market over the last 17 months, we have better insight into where RCG patients are being diagnosed and treated. The vast majority of these patients are treated by rheumatologists, while a smaller but significant patient population is also treated by nephrologists.

We will continue to serve primary care physicians, who we know refer patients to rheumatologists for the treatment with KRYSTEXXA.

I would now like to turn the call over to David Gionco, who will go through our financial results in more detail. David?

David G. Gionco, Group Vice President of Finance

Thank you, Lou, and good morning, everyone. I would like to spend a few minutes reviewing our second quarter 2012 results. I will focus my comments only on our quarter over quarter results. Total revenue for the second quarter grew 30%, to $4.6 million, compared to $3.5 million in the previous quarter.

As Lou discussed, KRYSTEXXA sales increased to $4 million as compared to $3.1 million in the previous quarter as a result of the continued sales momentum of KRYSTEXXA. We expect KRYSTEXXA sales to increase in future periods, as we further our marketing and promotion efforts associated with the commercialization of KRYSTEXXA.

Cost of goods sold expense increased $5.7 million to $6.7 million from $1 million in the previous quarter. During the second quarter, we recorded a $4.9 million non-cash charge against operations primarily related to raw materials, and KRYSTEXXA in process and finished goods inventory that we do not believe we will be able to sell through prior to expiration. We did not have a similar charge in the first quarter of 2012. We expect cost of goods sold as a percentage of sales to trend down to approximately 20%, or lower over time.

Research and development expenses decreased $500,000 or 7% to $6.7 million from $7.2 million in the previous quarter. The decrease is primarily due to the timing of expenses associated with our post FDA approval, clinical studies for KRYSTEXXA. We are unable to provide guidance on our future research and development expenditure however our spending will be driven by the execution of our clinical development flow program which Dr. Bahrt will be discussing shortly.

Selling, general and administrative expenses increased by $1.9 million or 8% to $26.2 million (sic) [$27.3 million] (12:03) for the quarter ended June 30, 2012. Primarily due to increased selling and marketing expenses associated with our marketing and commercialization efforts for KRYSTEXXA. On a forward looking basis, we expect our selling, general and administrative costs will trend lower for the remainder of the year.

Interest expense for the quarter was $5.6 million, which represents cash interests of $2.6 million on our 2018 convertible notes and new 2019 notes, with the remaining of the expense representing non-cash accretion related to the notes. We ended the quarter with approximately $142 million in cash and short-term investments, compared with $131 million in the prior quarter, an increase of $11 million.

As you note, early in the second quarter, we entered into definitive financing and debt restructuring agreements with certain holders of our 2018 convertible notes. Under the terms of these agreements, we received approximately $43 million in net cash proceeds. We also recorded a non-cash gain of approximately $21.8 million during the second quarter as a result of exchanging a significant portion of our 2018 convertible notes for 2019 notes that were issued at a discount. With our current cash levels at our cost containment activities, we believe that our cash and short-term investments are sufficient to fund our operations for at least the next two years.

On July 9, 2012, we initiated a re-organization plan to better align our operations and budget. This plan includes organizational changes designed to improve our operational efficiencies, while ensuring continued focus on the commercialization of KRYSTEXXA and the advancement of our clinical programs.

As part of this initiative, we decreased our workforce by approximately 35%. Our re-organization plan is expected to save approximately $54 million in annual operating expenses by 2013 as compared to our actual annualized June year-to-date 2012 operating expenses, if you exclude the $4.9 million non-cash charge to cost of goods sold recorded in the second quarter.

After implementing this plan, we expect an improvement in our cash run rate in the future and we will continue to look at additional options to reduce our cost structure to contain expenses on a go forward basis.

Now, I would like to turn the call over to Ken Bahrt, our Chief Medical Officer. Ken?

Kenneth M. Bahrt, Senior Vice President, Chief Medical Officer

Thank you David and good morning. I'd like to provide you with an update on the significant progress that has been made on the clinical front over the past quarter. First, I would like to update you on one of our key strategic pillars, the clinical development plan or CDP that I presented earlier this year. The study of KRYSTEXXA in dialysis patients is very close to starting and we continue to expect sudden completion and data availability by the second half of 2013.

A significant amount of preliminary work has been accomplished on the induction maintenance study, and we continue to expect this study to start in the first quarter of next year. To remind everyone, the induction maintenance study looks to expand the use of KRYSTEXXA beyond the RCG population into the estimated 500,000 to 700,000 severe gout patients who have a significant tophus burden which may negative impact their activities of daily living.

Many of these patients have lost the ability to do even the most basic of activities such as buttoning their shirt, grasping a fork or spoon or even getting out of a chair to walk. While the use of current conventional and future gout therapy may reduce their serum uric acid, it would most likely take a significant amount of time, potentially years to achieve a clinical outcome that would result in a reduction of tophus burden enough for them to gain meaningful improvement in their physical functioning.

KRYSTEXXA, with its rapid effect on uric acid elimination, would conceivably lower the tophus burden more rapidly thereby improving the patient's physical functioning in a much shorter period of time. Also, by normalizing the serum uric acid and significantly reducing the tophus burden with the KRYSTEXXA induction, maintenance of these parameters with conventional oral ULTs can be more readily accomplished.

We also continue to work closely with outside immunology experts on the immunogenicity project, which looks to lessen the immunogenicity of the molecule. We are on track to start a study early next to test an administrative method that may reduce - may induce a state of tolerance to the molecule. Thereby potentially lowering antibody formation and lessening the likelihood of infusion reactions, all the while improving response rates.

Savient had a significant presence at the European Union League Against Rheumatism or EULAR meeting this past June in Berlin. We had seven abstracts accepted, including one as an oral presentation. That oral presentation showed that RCG patients who also suffered from chronic renal diseases in Stage 1 through 4 responded to treatment with KRYSTEXXA. We believe that this is an important finding, as there are currently limited treatment options available for gout patients with significant renal disease.

Savient also expects to have a significant presence at this year's American College of Rheumatology or ACR meeting in November in Washington D.C. Last year, we were able to present new data highlighting the safety profile of KRYSTEXXA and the impact of inadequately controlled gout. We look forward to capitalizing on this opportunity again this year. We have submitted a number of abstracts on KRYSTEXXA clinical data, including data on the safety of KRYSTEXXA in a post-marketing setting.

Significant progress has been made over the past quarter in the implementation of the new and aggressive publication plan. In April, a review article on RCG and the use of pegloticase was published in the International Journal of Rheumatology. More recently an appraisal of role of pegloticase in the management of gout was published on June 27 in an on line publication Open Access Rheumatology, Research and Review. This paper is important as it is the first paper authored by a key European gout thought leader.

Another key manuscript was published in the July issue of The Journal of Rheumatology demonstrating that patients treated with biweekly KRYSTEXXA, experienced statistically significant and clinically meaningful improvements in health related quality of life. This is critical data for unlike the object of [indiscernible] (19:16) in the clinical trial, such as the lowering of serum uric acid. The health related quality of measurements look at the more subjective aspects such as reduction in pain, or improvement in the patient's quality of life.

By discussing the benefits of KRYSTEXXA in this way, we were able to relate more directly with patients who are often more concerned with quality of life improvements than in the scientific benefits of the drug.

As I reported last quarter, we submitted the manuscript on the open label extension study to a major rheumatology journal. We have heard back from the reviewers of that journal and we are hopeful for acceptance in the near future. This will be the first time that this important data has been published and we look forward to highlighting this data, which we believe will help expand the clinical applicability of KRYSTEXXA.

In Europe, where there is no currently approved therapy for RCG, our five regional medical scientists continue to call on RCG opinion leaders, and have now called on more than 100 of these leaders, many of them on multiple occasions. Since we last updated you, we have continued to see increased uptake in the named patient program that we instituted in March, which we see it's a strong indicator of the EU position's growing interest in KRYSTEXXA.

In July, we decided to provide KRYSTEXXA free of charge to patients and physicians participating in this program. And we have seen an enthusiastic response. Finally, regarding EU approval, our time line hasn't changed. We will keep you updated as we receive more information from the CHMP.

I would now like the call, turn the call back over to Lou for some closing remarks.

Louis Ferrari, President and Chief Executive Officer

Thanks, Ken. As you can see, we are confident that we have the right focus and strategy in place that will lead to the success of KRYSTEXXA and Savient in the future.

We will continue to be focused on our key priorities: The continued commercialization of KRYSTEXXA in the U.S.; the approval in the European community; a successful partnership to support the commercialization of KRYSTEXXA outside of the U.S. and the continued expansion of the clinical utility of KRYSTEXXA.

To support these objectives, we have implemented our reorganization plan and put cost control initiatives in place. These include a right-sized sales force that will more efficiently and effectively reach physicians who treat patients afflicted by the severely debilitating condition. Continue to advance in the EU regulatory review process, actively engaged in a process where potential partnering, opportunities in the Europe and the rest of the world; highlight our commitment to the development and execution of our clinical development plan.

As we look out into the second half of 2012, we are very excited about our future and know that our priorities are squarely aligned with the pathway toward success and enhanced shareholder value. We look forward to discussing our progress and future milestones with you, which include the publication of additional significant data. The start of new clinical trials focused on expanding the utility of KRYSTEXXA, our EU approval and partnership opportunities.

I want to thank you all again for taking the time to join us today. And at this time, I will open the call for questions. Operator.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] The first question comes from Eric Schmidt from Cowen and Company.

<Q - Eric Schmidt - Cowen and Co. LLC>: Good morning. Thanks for taking my questions. First on Europe, I think you've guided in the past to approval in the second part of the year, I don't think there's a CHMP meeting scheduled for August, so it would seem likely for you to make that time line, you'd have to get a positive review in September, is that, is that your expectation?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, I think, we are still on track for the second half of the year approval, you're right that there is no meeting in August. We are looking forward to seeing what the next scheduled meeting is with CHMP, but at this point we're still, we feel we're still on track for a yearend approval. The only caveat I'll put on that is that, you know, we're working with a regulatory agency and as you said, as example, they're not having meetings in August. So we still are on track for, you know, possible approval by the end of this year, and we'll let you know. We'll keep you informed as we hear anything new that comes up, but right now, while you can never predict what these regulatory agencies will or will not do or how quickly they do them, I think that right now we have no reason to think that we won't see an approval by the end of 2012.

<Q - Eric Schmidt - Cowen and Co. LLC>: Okay. Thanks, Lou, and is it your expectation that you probably need the approval in order to structure the ideal partnership?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: My opinion on that is, not necessarily. I mean, you can structure your partnership with potential partners, and of course, it could all be contingent upon the fact that you receive approval. So I will say that we have had a number of interested parties that have come forward and are doing their due diligence and we remain very active in the discussion part with these different parties

<Q - Eric Schmidt - Cowen and Co. LLC>: Okay. And then different, different line of questioning on, on R&D spending. It looks like you're about to start several new trials of KRYSTEXXA, obviously you're watching your costs carefully and you've just gone through what I'm sure is a fairly painful restructuring internally. Can you just outline us, outline for us a little bit more as to how you're thinking about further investments in R&D, which presumably have a longer term payoff versus your current cash burn rate and, and balance sheet strength?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, I mean, I think the, the thing for, that I would reinforce here is that any of these savings or as you have, as we mentioned in the call was approximately a $500,000 reduction in R&D costs, they, they do not influence as to when we would start the maintenance or the induction study. And it's not influencing how quickly we will move forward with the dialysis, and of course, the long, the induction maintenance trial is, is a long-term and, and will probably show results further down the line, but we would not be holding back on any of our spend as far as those very important, if you will, and our immunogenicity trial also, we would not be holding back on any of those going forward. So I'll let Ken Bahrt, if he wants to comment on any of that. At this point, he can jump in.

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: No, I think Eric, we just took a very strategic and very targeted approach as to what trials we're going to do and when we're going to start them, and, you know, how they're going to payoff over time, so we feel comfortable that we're going to have the resources to invest in the clinical development of this, of this compound going forward.

<Q - Eric Schmidt - Cowen and Co. LLC>: Okay. Last question just on inventory management, I guess, you've had a couple write-downs historically as, obviously, KRYSTEXXA sales haven't been where you hoped. What steps have you taken to right-size the production side of the equation? Have you've been able to renegotiate some of these supply agreements? Have you reduced your output?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, I'll let Rick Crowley, who is our - who's in charge of our manufacturing and regulatory, speak on that for a moment.

<A - Richard Crowley - Savient Pharmaceuticals, Inc.>: So we've been working with our suppliers to right size our forward production plans to meet the demand. As you see in the financials, we did have a write-down of some inventory that we had built up over the past several years, but at this point moving forward, we feel with that correction we have the right-size production and right agreements together to continue to supply the market.

<Q - Eric Schmidt - Cowen and Co. LLC>: Thanks a lot.

Operator: Thank you. And our next question comes from Cory Kasimov from JPMorgan.

<Q>: [indiscernible] (27:55) Cory today. Just wondering, if you had to identify one issue, I think the main issue that's perhaps preventing traction of the drug in the market, would it be reimbursement dynamics, infusion reactions, maybe push back on price, locating patients. I guess which variable do you think is the most you've seen on preventing the traction of the drug in the market, most of all? Thanks.

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Here's what I'll say. On reimbursement, reimbursement has not been and continues to be very favorable for KRYSTEXXA in the marketplace. Price is something that we continue to explore. I've said on previous calls that we believe there's elasticity to the price of KRYSTEXXA and we continue to look at that as to how we move forward.

I don't know, I don't believe that there is, you know, I think what you're, you're referring to is, you know, what's the single, you know, biggest factor that, that's influencing the traction? I have to go back and say that I believe that we are seeing some good steady growth with the product. That, you know, the fact that we had 30% growth quarter-over-quarter you know if you were to compare that to many other products that are on the market I think high double digit growth quarter-over-quarter is a good sign that we are seeing good steady progress on the product. And I think that it's actually going in the right direction right now. So there, there is nothing on the safety of the product that we have seen that is outside of the label, and we are publishing some information that shows that the drug is behaving and performing very well when it's come to the safety of the product. There have been no surprises at all on the product. I think that the biggest issue that we continue to deal with is the education and awareness of the opportunity to treat this debilitating condition with these patients. I think the educational piece is something that is, that we have to continue to focus on and continue to create the awareness of the product in the marketplace.

<Q>: Okay. And then in terms of an inflection point in sales, I know, I guess at one point in time that was identified to be now, the second quarter. Is there a new point in time that you would point to in the future that maybe you think that would be kind of an inflection in the sales rather than steady growth?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, I think we've, we've said this, you know, a number of times and that is that we believe it's steady growth and that there will never be a hockey stick type of moment with the product. I think it's a steady growth that we have to continue to go forward with as, as what we would expect for the future sales of the product. I would also say that we're very encouraged to see that we had a 30% growth from a $3.1 million net sales in Q1 to a $4 million sale in Q2, and we expect to see that type of growth continue because we are seeing all of the strategy and all of the pieces starting to take hold.

<Q>: Okay. And then last question, just on the peer-to-peer education, I think that's been identified in the past as a key aspect of raising awareness of the drug and the disease. Maybe I missed it, in the introductory comments. But could you provide an update just on how those programs are coming along and how important you still think they may be?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Yes. Actually we did mention it in the call. We have now reached 3,300 healthcare professionals. We have conducted, I think in the second quarter alone, an additional 104 speaker programs and to date, we've done probably 350, or a little bit more than 350 speaker programs and we think that it's still key to be able to have other rheumatologists come out and have discussions with other rheumatologists and other healthcare professionals about the product. So we are - we continue to do that. I think that that's, that's something that we believe has paid off very well for us when it's come to the education and awareness of the product.

Operator: Thank you. Our next question comes from Katherine Xu from William Blair.

<Q - Katherine Xu>: Good morning. So I'm just wondering about the trends that you are seeing in the field. Is it, is the sales growth primarily driven by increasing of accounts or you see increase of same-store sales at this moment?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: That's a really good question. Actually it's both. You know, one of the things we've continued to focus on is breadth and depth. So we continue to expand our new accounts, meaning, and that's a very good sign we believe, because it shows that there are new physicians and new accounts that are signing on. And we consider a new account an account that is actually ordered and put a patient on the product. So that's very encouraging for us.

We think that the KPIP program has paid off very well for us, and that we're seeing 50% of the patients that wind up to go on KPIP actually convert over to commercial product. So it is both, its breadth and depth. And what we've also seen in the marketplace is that once physicians see the result of the product on their patient, they are more apt to continue to find more patients and to put more patients on the product. So it's breadth and depth. It's not one or the other. We need - it needs to be both.

<Q - Katherine Xu>: All right. And with regard to the 50% that did not convert on the KPIP, I'm just wondering, what - do you know what the reasons are? Do they already have antibodies by the second dose or they have some problems on safety or other aspects that they're not continuing?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, I mean, look, if you even look at our label or if you even look at the Phase III trial, you'd find that approximately half of those patients, let's say, if they have a serum uric acid, that's been over six in the second consecutive blood test, if you will. Then that patient, we recommend, not go on to KRYSTEXXA, and we've actually found that with those guidelines implemented that the safety of the product is performing very well. So in all honesty, it is part and parcel as what could be expected in accordance with the label and the Phase III trial.

<Q - Katherine Xu>: Okay. And what is the observed duration of treatment in practice now that you're a year and a half on the market, do you have a sense?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, what we're seeing is that pretty much it's behaving as we saw in the Phase III trials. That it's in that sort of a range where we look at, you know, we look at patients individually and the reason why it's a little difficult for us is because, you know, physicians pretty much treat to a goal, they're not treating to a number of months. So if it takes longer to take somebody's tophus burden away, it could, it could be that patients are on it a little bit less. We will in future calls elaborate on that a little more as to what we think, how long patients are actually staying on the product. The other issue that we deal is that there are some patients as you said earlier that go on and off the product fairly quickly, meaning they're non-responders. So it's hard to - we have to pull those out before we can make a very clear call on to exactly how long patients are staying on the product who are responders.

<Q - Katherine Xu>: Okay. And could you just give us, give us a sense what kind of breakeven point that you're looking at in terms of sales like, when you get to a run rate of a certain number and you think you'll start to breakeven?

<A - David Gionco - Savient Pharmaceuticals, Inc.>: Hi Catherine this is David. Typically as you know we do not provide forward-looking guidance on our, you know on an issue like this. So we really cannot comment on this at this point.

<Q - Katherine Xu>: All right. And lastly, on the pricing strategy, Lou you said previously maybe this could be an interesting kind of pricing case, and you said you're going to look at the market again, I mean, what are the thoughts there on the detailed strategy that you're going to take going forward just looking at the pricing and also U.S. versus Europe?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, a couple of things, I'll take a couple pieces of the question. As you know at May 7, we took a 12% price increase; was received rather well in the marketplace. We continue to look at, look at where that price can go in the future. Of course, there are a lot of factors that go into us making a decision on price and reimbursement is certainly one of them that we continue to look at.

I can tell you that it is something that we monitor very closely and that we are, we are continuing to evaluate, you know, going forward in the future. The 12% price increase, I would just say, you know, as you look at what price increases look like in the industry, it was probably in the neighborhood of about three to four times what you see as the normal price increase, so we just took that on May 7, and so as we've monitored the market, we'll continue to look at that and see what elasticity is in the marketplace for us going forward.

As far as Europe goes, actually the price in the United States versus the price in Europe, they really, rarely will ever take the price of the U.S. into consideration in terms of what they're going to look for and negotiate for, for the price in Europe. So actually there's probably little correlation as to what you know, they are going to look at to negotiate with the price regardless of what we charge for the product here in the United States.

I think that's a separate negotiation and we're, we're not, you know, we won't be able to comment on that until of course, after we have approval and we have a price in Europe with NICE [National Institute of Clinical Excellence]. But I think it's safe to say that that will be a separate negotiation and that determination will be made by the authorities in Europe. I can't speculate on what they might come back with the price yet at this point.

Operator: Thank you. And our next question comes from David Krempa from Morningstar.

<Q - David Krempa - Morningstar Research>: Hi. Thanks for taking the question. First one, if you look at that 677 accounts, even if each account just has one patient that should be producing about $10 million a quarter. Would you say the discrepancy is because a lot of those accounts have discontinued treatment or just the high discounting with all the payment plans and whatnot?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Well, what we do as we have taken our price increase, we actually - we protect the in-office infusion site from the price increase, because otherwise they would be under water. The other things I don't know in you're model is, how long you're predicting patients are on or off the product, and how many are staying on the product or continuing. So I couldn't comment on your - I couldn't comment on the number that you're looking at on a quarter-to-quarter basis. It would be impossible for me to do that.

<Q - David Krempa - Morningstar Research>: Okay. Well, I was just assuming, $2,300 in treatment, times six treatments a quarter for those 677. But second question, how confident are you that this growth can continue with the new lower sales force?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: What we actually have been able to do, as I mentioned in the call, we believe that the sales force is right sized. Obviously, after 17 months of being on the market, we know who the key accounts are. We know where the, if you will, geographically, the biggest utilization of KRYSTEXXA is, so actually what we, what we expect is that there will be no fall off in terms of what we're seeing in terms of the sales of KRYSTEXXA.

And the reason for that is that we have the people placed as where they need to be placed. Of course, as you could realize, there are parts in the country and there are parts that we have been calling on that, in our opinion, were non-productive. So by reducing the size and I think it's also important to know that the cutback was not just in the field. It was across the entire company and the fact that we have 38 sales representatives in the field will not detract from the people that need to be seen for the product. And I think we're well positioned now going forward in terms of a more focused effort. You could also imagine that after 17 months of being out on the market, we know more or less who the accounts or physicians are that will or will not use the product.

<Q - David Krempa - Morningstar Research>: Okay. And then would you be able to comment on how many of those 677 accounts are still currently have a patient on the treatment that number?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: There's no way I would comment on that, or know, there's no way I would know that right now.

<Q - David Krempa - Morningstar Research>: Okay. Thanks for your answers.

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Okay.

Operator: Thank you. Now, our next question comes from Tazeen Ahmad from Banc of America.

<Q - Tazeen Ahmad - Bank of America Merrill Lynch>: Thanks for taking the question. Can you give us an idea of how the establishment of the permanent J-code affected the current quarter's sales growth for you guys? And second question is, your initial market research indicated that there's probably 170,000 or so patients that you think would be right for KRYSTEXXA treatment in the 17 months since you've been on the market do you think that number is still the same or do you think it could be a bit smaller than that? And then the last question is given your rightsizing of your sales force, does that mean you've also changed your targeted doctors that you want to market to? I think initially your numbers were about 4,500 rheumatologists and about 1,000 nephrologists? Have those numbers changed?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Okay. So I'll take the first part first, which was the J code. We - we believe the J code has had some influence on the up-take of the product because it alleviated any reimbursement concerns that physicians may have. I think that that's, that's certainly played a role in more acceptance or if you will, in the increase in sales. I think that's something that we continue to expect that as people become more comfortable, it allays any fears that they'll be reimbursed for the product.

Our market research you quoted a number of 170,000 the number that we've always put out in the field has been 120,000. We don't have any reason to believe that that total number has changed. And where we believe those patients sit, there are a fair amount, about the same amount sit in rheumatology and nephrology and, of course, there's a large amount that sit in primary care, but we don't expect that that number of 120,000 has changed at all.

And as far as the sales force is concerned, our targets on rheumatology and nephrology remain the same. I think what you heard me say this morning is that what we will not do is we will not be distracted by other, if you will specialties. So for a while we were calling on primary care physicians. We right now know which physicians are the referrers of RCG patients of that thousand to rheumatologists, so we obviously we have cut down on the number of primary care physicians that we will be calling on in the future. It's probably a very small number.

But we continue to maintain that our rheumatologists and nephrologists audience right now remains the same. However, what we do know now and what we will be doing in the future is keep continuing to look at who we should be calling on in terms of those approximately 10,000 physicians. So there are approximately 4,000 to 5,000, or 4,500 rheumatologists that we call on, and there are approximately 5,000, not 1,000, nephrologists that we call on.

Obviously, now that we have the experience, we know who's more worthwhile calling on or not, and we continue to evaluate that on a weekly basis in the call plan. But right now, the number still remains at 4,500 and 5,000.

<Q - Tazeen Ahmad - Bank of America Merrill Lynch>: So, can you...

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: 4,500 rheums and 5,000 nephs.

<Q - Tazeen Ahmad - Bank of America Merrill Lynch>: So, can you give us a breakdown of - as far as sales so far from KRYSTEXXA which - what percent has come from rheumatologists and what percent from nephrologists?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: I think it's safe to say that the vast majority of sales comes from rheumatologists at this point.

<Q - Tazeen Ahmad - Bank of America Merrill Lynch>: And do you plan on increasing your focus on nephrologists if that's the case?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: I think as more data comes out. But right now, we are calling on what we feel is a fairly large number of nephrologists. I think in the United States, you have somewhere in the neighborhood of 10,000 or 11,000 nephrologists. We're calling on about 50% of them that we know prescribe drugs or urate-lowering therapy drugs and that's where we focus. Of course, we look at that going forward and if there's any adjustments to be made on that called-on universe, we'll be making it.

Operator: Thank you. Our next question comes from Rahul Jasuja from Noble Financial.

<Q - Rahul Jasuja - Noble Financial Capital Markets>: Good morning, guys. A few questions here. Could you guys add a little more color on gout patients with renal disease? I think it was Ken who talked about that being a potential opportunity. Are these patients that have got sort of severe kidney disease or they have kidney stones, could you sort of add to that?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: I'll let Ken talk about that. I'll just say a couple of things. In our Phase III trials there were patients that had CKD, anywhere between Stages 3 and 5 that were on the trial. And I'll let him maybe give you more of the percentages. They do suffer from RCG, and the benefit with KRYSTEXXA is in those patients, that at least we have some data to show where Allopurinol cannot be used or cannot be used at a very effective dose that KRYSTEXXA can be used and can be used to treat RCG in those patients. So I'll turn that over to Ken Bahrt and let him comment a little more on that.

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: Yeah. Rahul, so in our clinical trials about over 50% of the patients had stage three or stage four renal disease. So there's a significant amount of renal disease in patients with gout, especially in the RCG population. And the problem with, with the renal disease is that it's difficult to give a dose of Allopurinol that is effective at lowering serum uric acid in reducing the tophi burden and not interfering with renal function. It's a very, very tight toxicity curve there that has to be monitored very, very closely. And quite frankly a lot of rheumatologists don't like to use as full of dose as Allopurinol as they possibly could in patients with renal disease. So it's clearly an un - a market that's either under treated or has significant treatment issues with the use of a conventional urate lowering therapies out there. KRYSTEXXA, because it's an enzyme and not necessarily interferes at all with renal function could be seen as a way of at least treating those patients so that we don't get into issues with Allopurinol toxicity or adjusting Allopurinol doses.

<Q - Rahul Jasuja - Noble Financial Capital Markets>: Yes. So my question was alluding to the fact - not the fact rather the potential for non-RCG patients who have renal disease and who may be prescribed febuxostat or Allopurinol or maybe a uricosuric agent, who would then be not appropriate for that therapy, is that, is there a patient population that is not appropriate for that therapy that is amendable to KRYSTEXXA?

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: Well, that's an issue that we need to look at going forward in the future, but the first thing that we want to be able to show is that KRYSTEXXA is effective in those patients you know with the higher stages of renal disease; and especially those patients in stage five which is dialysis, which is the current study. Once we have that data available, and shows that it does, and is effective in those patient populations, then we can make the determination whether we want to go forward with future clinical trials looking specifically head-to-head versus Allopurinol or febuxostat in a renal compromised population.

<Q - Rahul Jasuja - Noble Financial Capital Markets>: And then Ken, you mentioned about induced state of tolerance, can you elaborate on that aspect, I mean would this mean some sort of modification or some sort of an adjunct treatment?

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: No, it basically - we would try to induce a high zone tolerance where you give more of the agent and therefore prevent the trough levels from falling below a certain level where antibody formation would occur. And if you can do that and are successful you would potentially blunt the antibody formation and potentially block it to a significant degree, which would also decrease the number of infusion reactions since the infusion reactions are tied to loss of response, which is due to antibody formation. But also could theoretically increase the response rate from the 42% that we saw in the clinical trials to a much higher number, so we feel that the tolerization and if we can show that tolerization works that we can both improve the safety profile but also improve the efficacy profile of the drug without doing anything else to the molecule.

<Q - Rahul Jasuja - Noble Financial Capital Markets>: So by increasing the amount of KRYSTEXXA, you can induce a state of tolerance of B cells from producing KRYSTEXXA directed antibodies?

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: Well antibodies against the anti-pegloticase, because there is the peg part of it. But yes if you can induce a zone of - a high zone tolerance, you would be able to reduce antibody formation.

<Q - Rahul Jasuja - Noble Financial Capital Markets>: Okay. And then finally, assuming that - I'm not sure if you're going to be living and dying by KRYSTEXXA but is there any plan on the BD side looking at opportunities that the sales force can synergize with in terms end-licensing something?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: And that's a really good question, because what we do is we keep that - that door is open all the time. I don't think that that's ever been a situation that we haven't looked at, or that we continue to remain open to. So if there's an opportunity going forward where something can be worked out, we would certainly look to it do it and we keep that - that window's always open.

Operator: Thank you. And our next question comes from Carol Werther from Summer Street.

<Q - Carol Werther - Summer Street Research Partners>: Question. With the shareholders rights plan and the restructuring of the debt, could you just go over with me what the potential dilution on the share count is? Thank you.

<A - Philip Yachmetz - Savient Pharmaceuticals, Inc.>: Well, the dilution - this is Phil Yachmetz, Carol. The dilution on the shareholder rights plan is really not germane, that would only happen when and if there was a potential hostile situation. And then the dilution on the new debt, the warrants are how many?

<A - David Gionco - Savient Pharmaceuticals, Inc.>: There's 4 million shares related to the new warrants, so the dilution is around 5% approximately if they were to be exercised.

<Q - Carol Werther - Summer Street Research Partners>: Okay. Thank you. '

Operator: Thank you. Our next question comes from Heather Behanna from JMP Securities.

<Q - Heather Behanna - JMP Securities LLC>: Hi, thanks for take my question. I just have a couple. One, just a little bit more color on the current sales, if you could tell us what percent are in, in institutions and what percent are out, and if you think that's sort of arrived at a steady state?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: Okay. Institutions right now probably make up approximately 35% to 40% of our overall sales in the marketplace right now. And actually if you look at any of the drugs in rheumatology, any of the anti-TNF drugs and so on you sort of come out to a stasis of somewhere around that 60%, 40% range. We believe we're pretty much there right now. Over the last quarter we really haven't seen any shift, any major shift maybe up a percent or down a percent but it's pretty much in that world of the 60%/40% world, and you know we're behaving as other drugs do in that marketplace right now.

<Q - Heather Behanna - JMP Securities LLC>: Great. And as far as the clinical development plan if you could just talk a little bit about sort of the time line that some of these things might get on a label, as far as the label expansion and the size of the trials that you're running?

<A - Louis Ferrari - Savient Pharmaceuticals, Inc.>: I'll let Ken Bahrt talk a little bit about that. I think it's safe to say that the maintenance induction trial is certainly something that would be down the road but I'll let him talk more about that.

<A - Kenneth Bahrt - Savient Pharmaceuticals, Inc.>: Yeah, the induction maintenance trial is something that we're looking to, to start next year, but, you know, there's still development work upon sizing the trial, and the timelines that are involved. But it would not be too offline to say that it's, it's, will happen within the next five years that we would be able to submit this to the FDA for potential inclusion in the label. And that doesn't necessarily mean that we won't have data that we can highlight in scientific meetings but the actual effect on a label from an induction maintenance thing is probably in the range of 4, 5 years down the road.

The other studies will show a much shorter time period, and again as far as the tolerizing study is concerned, starting next year we're putting the final touches on what that study design would look like and the estimation is there. And the dialysis study as I said is due to start within the next few weeks, and we should have data available for that study in the second half of next year.

<Q - Heather Behanna - JMP Securities LLC>: Great. Thank you very much.

Operator: Thank you. Our next question comes from Dan Chung from Jefferies.

<Q - Dan Chung - Jefferies & Company>: Taking the question. Just a quick technical question for David. Is there an update on the status of continued listing on the NASDAQ?

<A - Philip Yachmetz - Savient Pharmaceuticals, Inc.>: There's - this is Phil, Dan. As you saw with the 8-K we did receive delisting, potential delisting letter from NASDAQ. We have 180 days to resolve that. Yesterday we received a second letter from them pertaining to our market capitalization size, so there's a separate 180-day period pertaining to that listing requirement. We're confident that prior to the 180-day period, we will be able to cure the issue.

<Q - Dan Chung - Jefferies & Company>: Okay. Thank you. '

Operator: Thank you. I'm showing no further questions at this time. And ladies and gentlemen, thank you for participating in today's conference. This concludes our program; you may all disconnect and have a wonderful day.